SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2006

THORNBURG MORTGAGE, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-11914	85-0404134
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

150 Washington Avenue, Suite 302
Santa Fe, New Mexico	87501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (505) 989-1900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 30, 2006, Thornburg Mortgage Home Loans, Inc. (“TMHL”), the wholly-owned mortgage loan origination and acquisition subsidiary of Thornburg Mortgage, Inc. (the “Company”), completed a private placement of $50 million of unsecured junior subordinated notes due 2036 (the “Notes”). The Notes bear interest at a fixed rate of 7.68% per annum through April 30, 2016 and thereafter at a variable rate equal to LIBOR plus 2.40% per annum. The Notes mature on April 30, 2036, but TMHL may at its option redeem the Notes at par together with accrued interest, in whole or in part, beginning on April 30, 2011. TMHL may redeem the Notes, in whole but not in part, at an earlier date following the occurrence of certain events at a price equal to 107.5% of the principal amount together with accrued interest. The Company has guaranteed the payment of the Notes. The Company will use the net proceeds from the sale of the Notes to fund loans that it originates and to purchase additional adjustable-rate mortgage securities.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Exhibit
4.1	Instruments defining the rights of holders of the Notes are being omitted pursuant to paragraph (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Company agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORNBURG MORTGAGE, INC.

Date: April 3, 2006	By:	/s/ Stephen E. Newton
Stephen E. Newton, Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
4.1	Instruments defining the rights of holders of the Notes are being omitted pursuant to paragraph (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Company agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.